Exhibit 99.1

MBIA Inc. Reports Third Quarter 2014 Financial Results

PURCHASE, N.Y.--(BUSINESS WIRE)--November 5, 2014--MBIA Inc. (NYSE:MBI) (the Company) today reported adjusted pre-tax income (a non-GAAP measure defined in the attached Explanation of Non-GAAP Financial Measures) of $95 million for the third quarter of 2014 compared with an adjusted pre-tax loss of $188 million for the same period of 2013. MBIA Inc. reported consolidated net income of $173 million, or $0.80 per diluted share, for the third quarter of 2014 compared with consolidated net income of $132 million, or $0.52 per diluted share, for the same period of 2013.

Adjusted Book Value (ABV) per share (a non-GAAP measure defined in the attached Explanation of Non-GAAP Financial Measures) was $27.39 as of September 30, 2014 compared with $27.05 as of June 30, 2014 and $27.78 as of December 31, 2013.

“Our company continues to make progress against our objectives to return to profitability, reduce potential volatility and re-establish our municipal bond insurance franchise,” said MBIA Inc. President and Chief Financial Officer Chuck Chaplin. “At the consolidated level, we saw positive adjusted pre-tax income for the second straight quarter. Operating cash flow was positive, and we also increased our adjusted book value. National Public Finance Guarantee Corp. wrote its first primary market policies in several years and MBIA Insurance Corp.’s recoveries exceeded its loss payments on its insured second-lien RMBS securitizations again this quarter.”

“In early October, we entered into an agreement to sell Cutwater Asset Management to a subsidiary of The Bank of New York Mellon Corporation,” Mr. Chaplin continued. “The sale itself will not have a material impact on the Company’s financial position, but should result in substantially reduced operating expenses and improved adjusted pre-tax income after it closes in early 2015.”

The increase in adjusted pre-tax income for the three months ended September 30, 2014 compared with the same period of 2013 was driven primarily by lower losses on insured exposures, the receipt of a recovery on an errors and omissions insurance policy and favorable changes in foreign exchange.

ABV per share and adjusted pre-tax income provide investors with alternative views of the Company’s operating results that management finds useful in measuring financial performance. Reconciliations of ABV per share to book value per share calculated in accordance with GAAP and adjusted pre-tax income to pre-tax income calculated in accordance with GAAP are attached.

The increase in reported consolidated net income in the third quarter of 2014 was primarily due to lower losses and loss adjustment expenses (LAE), a decrease in reserves for uncertain tax positions, increases in other net realized gains, an increase in net gains on financial instruments at fair value and foreign exchange and lower operating expenses, partially offset by lower unrealized gains on insured derivatives.

Year-to-Date Results

The Company’s consolidated adjusted pre-tax income for the nine months ended September 30, 2014 was $34 million compared with an adjusted pre-tax loss of $368 million in the same period of 2013. The improvement in adjusted pre-tax income for the nine months ended September 30, 2014 was primarily due to a decrease in losses and LAE on insured exposures and lower legal and litigation-related operating expenses.

The Company recorded consolidated net income of $549 million, or $2.62 per diluted common share for the nine months ended September 30, 2014, compared with consolidated net income of $118 million, or $0.57 per diluted common share, for the same period of 2013.

U.S. Public Finance Insurance Results

The Company’s U.S. public finance insurance business is primarily conducted through its National Public Finance Guarantee Corporation (National) subsidiary. The U.S. Public Finance Insurance segment recorded $94 million of pre-tax income in the third quarter of 2014 compared with $6 million of pre-tax income in the same period of 2013.

Total premiums earned in the U.S. Public Finance Insurance segment were $74 million in the third quarter of 2014, down 1 percent from $75 million of total premiums earned in the same period of 2013, reflecting a 21 percent decline in scheduled earned premiums partially offset by a 33 percent increase in refunded premiums earned. The decline in scheduled earned premiums resulted from portfolio amortization and high refunding volume over the past several years. National wrote approximately $300 million of primary new insurance related to the Detroit Water and Sewer Department during the third quarter of 2014. Low interest rates, narrow spreads and competitive pricing levels continue to severely limit new business opportunities. Refunded premiums earned increased due to a higher level of refunded transactions within National’s insured portfolio.

Net investment income for the U.S. Public Finance Insurance segment was $30 million in the third quarter of 2014, up 15 percent from $26 million in the third quarter of 2013 primarily due to an increase in average investment yields.

Net investment losses related to other-than-temporary impairments totaled $14 million in the third quarter of 2014 and were attributable to one impaired security for which a loss was recognized as the difference between its amortized cost and the net present value of its projected cash flows. There were no such impairments in the third quarter of 2013.

Other net realized gains in the third quarter of 2014 were $18 million, compared with net realized losses of $29 million in the third quarter of 2013. The other net realized gains in the third quarter of 2014 related to an insurance recovery received on an errors and omissions liability policy while other net realized losses in the third quarter of 2013 were driven by an impairment charge on the Company’s facility in Armonk, New York.

The U.S. Public Finance Insurance segment recorded a benefit of $8 million to losses and LAE in the third quarter of 2014 compared with $35 million of loss and LAE expense in the third quarter of 2013. The benefit in losses and LAE in the third quarter of 2014 primarily related to decreases in reserves for certain insured general obligation bond exposures. The losses and LAE for the third quarter of 2013 related to the difference in the value of the salvage receivable recorded and the fair market value of the marketable securities received in connection with the restructuring of a remedial credit related to a gaming revenue transaction.

Operating expenses were $13 million in the third quarter of 2014, compared with $17 million in the same period of 2013. The decrease in operating expenses in the third quarter of 2014 was driven by lower legal and consulting expenses.

National had qualified statutory capital of $3.4 billion and claims-paying resources totaling $5.2 billion as of September 30, 2014. Subsequent to September 30, 2014, National declared and paid a dividend of $220 million to its ultimate parent, MBIA Inc.

Structured Finance and International Insurance Results

The structured finance and international insurance business is primarily conducted through MBIA Corp. Unless otherwise indicated or the context otherwise requires, references to “MBIA Corp.” are to MBIA Insurance Corporation, together with its subsidiaries, MBIA UK Insurance Limited and MBIA Mexico S.A. de C.V.

The Structured Finance and International Insurance segment recorded pre-tax income of $24 million in the third quarter of 2014, compared with pre-tax income of $196 million in the same period of 2013. Pre-tax income in the third quarter of 2014 decreased compared with the third quarter of 2013 primarily due to lower unrealized gains on the fair value of insured derivatives partially offset by lower losses on insured exposures.

The Structured Finance and International Insurance segment had an adjusted pre-tax loss of $36 million for the third quarter of 2014 compared with an adjusted pre-tax loss of $167 million for the third quarter of 2013. The lower adjusted pre-tax loss in the third quarter of 2014 was principally due to a decrease in losses on insured exposures, higher net premiums earned and lower operating expenses.

Net loss and LAE payments on insured second-lien RMBS exposures were a negative $18 million in the third quarter of 2014 as recoveries from excess spread in the underlying transactions exceeded paid claims and LAE. Net loss and LAE payments on these exposures totaled $19 million in the third quarter of 2013.

MBIA Corp. continues to focus on the collection of excess spread and put-back recoveries and the mitigation of its high-risk insurance exposures, primarily through commutations of insurance policies. During the three months ended September 30, 2014, MBIA Corp. commuted $2.6 billion of gross par exposure, primarily comprising structured investment grade corporate CDOs and ABS CDOs. Subsequent to September 30, 2014, the Company commuted approximately $329 million of gross par exposure comprising a securitization of small businesses.

As of September 30, 2014, MBIA Corp.’s statutory balance sheet reflected $471 million in cash and invested assets. The Company believes MBIA Corp.’s current liquidity position, together with future cash inflows, is adequate to make expected future claims payments.

MBIA Corp. had qualified statutory capital of $862 million and claims-paying resources totaling $2.8 billion as of September 30, 2014.

Advisory Services

The Company’s Advisory Services business is primarily conducted through its Cutwater Asset Management (Cutwater) subsidiary. The Advisory Services segment recorded a pre-tax loss of $6 million in the third quarter of 2014 compared with a pre-tax loss of $8 million in the same period of 2013. In October of 2014, the Company signed an agreement to sell Cutwater to a subsidiary of The Bank of New York Mellon Corporation. The sale is expected to close at the beginning of the first quarter of 2015, subject to regulatory approval and other customary closing conditions. The transaction is expected to have a positive but immaterial impact on the Company’s financial position and results of operations.

MBIA Inc. Holding Company

MBIA Inc. contains the Corporate segment and Wind-down Operations. General corporate activities are conducted through the Corporate segment. The Company’s corporate operations primarily consist of holding company activities, including its shared services company. The Company’s Wind-down Operations consist of its Asset/Liability Management (ALM) segment. The wind-down of the Company’s Conduit segment, which previously had been included in Wind-down Operations, was completed in the second quarter of 2014.

The Corporate segment recorded a pre-tax loss of $3 million in the third quarter of 2014 compared with pre-tax income of $36 million in the same period of 2013. The decline in the Corporate segment's pre-tax income was primarily driven by lower mark-to-market gains on the value of outstanding warrants issued on the Company’s common stock and declines in fees from affiliates, partially offset by lower compensation expenses.

The Company’s Wind-down Operations recorded pre-tax income of $39 million in the third quarter of 2014 compared with a pre-tax loss of $54 million in the same period of 2013. The improvement in pre-tax income was primarily driven by net gains on financial instruments at fair value and foreign exchange in the third quarter of 2014 compared with net losses in the third quarter of 2013.

As of September 30, 2014, MBIA Inc. had liquidity of $348 million comprising cash and liquid assets of $297 million held in the Corporate segment available for general corporate liquidity purposes and $51 million not pledged directly as collateral held in the ALM segment. These amounts exclude $398 million held in escrow under its tax sharing agreement. The Company’s consolidated net operating loss (NOL) carryforward as of September 30, 2014 was approximately $3.2 billion.

Conference Call

The Company will host a webcast and conference call for investors tomorrow, Thursday, November 6, 2014 at 8:00 AM (EST) to discuss its third quarter 2014 financial results and other matters relating to the Company. The webcast and conference call will consist of brief remarks followed by a question and answer session.

The dial-in number for the call is (877) 694-4769 in the U.S. and (404) 665-9935 from outside the U.S. The conference call code is 24752822. A live webcast of the conference call will also be accessible on www.mbia.com.

A replay of the call will be available approximately two hours after the completion of the call on November 6 until 11:59 p.m. on November 20 by dialing (800) 585-8367 in the U.S. or (404) 537-3406 from outside the U.S. The replay call code is also 24752822. In addition, a recording of the call will be available on the Company's website approximately two hours after the completion of the call.

Forward-Looking Statements

The information contained in this press release should be read in conjunction with our filings made with the Securities and Exchange Commission. This release includes statements that are not historical or current facts and are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “believe,” “anticipate,” “project,” “plan,” “expect,” “intend,” “will likely result,” “looking forward” or “will continue,” and similar expressions identify forward-looking statements. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected, including, among other risks and uncertainties, the possibility that the Company will experience increased credit losses or impairments on public finance obligations we insure issued by state, local and territorial governments and finance authorities that are experiencing unprecedented fiscal stress, the possibility that MBIA Corp. will have inadequate liquidity to pay expected claims as a result of increased losses on certain structured finance transactions, in particular residential mortgage-backed securities transactions that include a substantial number of ineligible mortgage loans, or a delay or failure in collecting expected recoveries, the possibility that loss reserve estimates are not adequate to cover potential claims, a disruption in the cash flow from our subsidiaries or an inability to access capital and our exposure to significant fluctuations in liquidity and asset values within the global credit markets as a result of collateral posting requirements, our ability to fully implement our strategic plan, including our ability to maintain high stable ratings for National and generate investor demand for our financial guarantees, deterioration in the economic environment and financial markets in the United States or abroad, and adverse developments in European sovereign credit performance, real estate market performance, credit spreads, interest rates and foreign currency levels, the effects of governmental regulation, including insurance laws, securities laws, tax laws, legal precedents and accounting rules; and uncertainties that have not been identified at this time. These and other factors that could affect financial performance or could cause actual results to differ materially from estimates contained in or underlying the Company’s forward-looking statements are discussed under the “Risk Factors” section in MBIA Inc.’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which may be updated or amended in the Company’s subsequent filings with the Securities and Exchange Commission. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only to their respective dates. The Company undertakes no obligation to publicly correct or update any forward-looking statement if it later becomes aware that such result is not likely to be achieved.

MBIA Inc., headquartered in Purchase, New York is a holding company whose subsidiaries provide financial guarantee insurance, as well as related reinsurance, advisory and portfolio services, for the public and structured finance markets, and asset management advisory services. Please visit MBIA's website at www.mbia.com.

Explanation of Non-GAAP Financial Measures

The following are explanations of why the Company believes that the non-GAAP financial measures used in this press release, which serve to supplement GAAP information, are meaningful to investors.

Adjusted Book Value: Adjusted Book Value (ABV), a non-GAAP measure, is used by the Company to supplement its analysis of GAAP book value. The Company uses ABV as a measure of fundamental value and considers the change in ABV an important measure of periodic financial performance. ABV adjusts GAAP book value to remove the impact of certain items which the Company believes will reverse over time, as well as to add in the impact of certain items which the Company believes will be realized in GAAP book value in future periods. The Company has limited such adjustments to those items that it deems to be important to fundamental value and performance and which the likelihood and amount can be reasonably estimated. ABV assumes no new business activity. The Company has presented ABV to allow investors and analysts to evaluate the Company using the same measure that MBIA’s management regularly uses to measure financial performance. ABV is not a substitute for and should not be viewed in isolation from GAAP book value.

ABV is calculated on a consolidated basis and a segment basis. ABV by segment provides information about each segment’s contribution to consolidated ABV and is calculated using the same formula. ABV per share represents that amount of ABV allocated to each common share outstanding at the measurement date.

Adjusted Pre-tax Income (Loss): Adjusted pre-tax income (loss), a non-GAAP measure, is used by the Company to supplement its analysis of GAAP pre-tax income (loss). The Company uses adjusted pre-tax income (loss) as a measure of fundamental periodic financial performance. Adjusted pre-tax income (loss) adjusts GAAP pre-tax income (loss) to remove the effects of consolidating insured VIEs and unrealized gains and losses related to fair valuing insured credit derivatives, which the Company believes will reverse over time, and adds in changes in the present value of insurance claims the Company expects to pay on insured credit derivatives, including those related to consolidated VIEs, based on its ongoing insurance loss monitoring and loss adjustment expenses. Adjusted pre-tax income (loss) is not a substitute for and should not be viewed in isolation from GAAP pre-tax income (loss) and the Company’s definition of adjusted pre-tax income (loss) may differ from that used by other companies.

Claims-paying Resources (CPR): CPR is a key measure of the resources available to National and MBIA Corp. to pay claims under their respective insurance policies. CPR consists of total financial resources and reserves calculated on a statutory basis. CPR has been a common measure used by financial guarantee insurance companies to report and compare resources and continues to be used by MBIA’s management to evaluate changes in such resources. The Company has provided CPR to allow investors and analysts to evaluate National and MBIA Corp. using the same measure that MBIA’s management uses to evaluate their resources to pay claims under their respective insurance policies. There is no directly comparable GAAP measure.

MBIA INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In millions except share and per share amounts)

	September 30, 2014	December 31, 2013
Assets
Investments:
Fixed-maturity securities held as available-for-sale, at fair value (amortized cost $5,274 and $5,064)	$5,305	$4,987
Investments carried at fair value	238	204
Investments pledged as collateral, at fair value (amortized cost $363 and $483)	330	424
Short-term investments held as available-for-sale, at fair value (amortized cost $1,147 and $1,203)	1,148	1,204
Other investments (includes investments at fair value of $13 and $11)	17	16
Total investments	7,038	6,835

Cash and cash equivalents	550	1,161
Premiums receivable	936	1,051
Deferred acquisition costs	229	260
Insurance loss recoverable	575	694
Assets held for sale	29	29
Deferred income taxes, net	1,047	1,109
Other assets	231	222
Assets of consolidated variable interest entities:
Cash	56	97
Investments held-to-maturity, at amortized cost (fair value $2,730 and $2,651)	2,772	2,801
Investments held as available-for-sale, at fair value (amortized cost $0 and $136)	-	136
Fixed-maturity securities at fair value	471	587
Loans receivable at fair value	1,902	1,612
Loan repurchase commitments	365	359
Total assets	$16,201	$16,953

Liabilities and Equity
Liabilities:
Unearned premium revenue	$2,125	$2,441
Loss and loss adjustment expense reserves	517	641
Investment agreements	659	700
Medium-term notes (includes financial instruments carried at fair value of $202 and $203)	1,229	1,427
Long-term debt	1,784	1,702
Derivative liabilities	428	1,152
Other liabilities	276	294
Liabilities of consolidated variable interest entities:
Variable interest entity notes (includes financial instruments carried at fair value of $2,463 and $2,356)	5,235	5,286
Payable for loans purchased	39	-
Derivative liabilities	7	11
Total liabilities	12,299	13,654

Equity:
Preferred stock, par value $1 per share; authorized shares--10,000,000; issued and outstanding--none	-	-
Common stock, par value $1 per share; authorized shares--400,000,000; issued shares--281,359,451
and 277,812,430	281	278
Additional paid-in capital	3,123	3,115
Retained earnings	2,838	2,289
Accumulated other comprehensive income (loss), net of tax of $17 and $54	(14)	(86)
Treasury stock, at cost--88,167,959 and 85,562,546 shares	(2,347)	(2,318)
Total shareholders' equity of MBIA Inc.	3,881	3,278
Preferred stock of subsidiary and noncontrolling interest	21	21
Total equity	3,902	3,299
Total liabilities and equity	$16,201	$16,953

MBIA INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In millions except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013

Revenues:
Premiums earned:
Scheduled premiums earned	$64	$80	$196	$236
Refunding premiums earned	52	24	97	112
Premiums earned (net of ceded premiums
of $4, $2, $8 and $7)	116	104	293	348
Net investment income	44	42	136	118
Fees and reimbursements	17	5	25	17
Change in fair value of insured derivatives:
Realized gains (losses) and other settlements on insured
derivatives	(24)	(28)	(417)	(1,548)
Unrealized gains (losses) on insured derivatives	48	285	863	1,562
Net change in fair value of insured derivatives	24	257	446	14
Net gains (losses) on financial instruments at fair value and
foreign exchange	57	5	63	62
Investment losses related to other-than-temporary impairments:
Investment losses related to other-than-temporary impairments	(93)	-	(93)	-
Other-than-temporary impairments recognized in accumulated
other comprehensive income (loss)	79	-	79	-
Net investment losses related to other-than-temporary
impairments	(14)	-	(14)	-
Net gains (losses) on extinguishment of debt	-	6	3	49
Other net realized gains (losses)	30	(29)	31	(29)
Revenues of consolidated variable interest entities:
Net investment income	12	13	37	43
Net gains (losses) on financial instruments at fair value and
foreign exchange	8	17	34	128
Net gains (losses) on extinguishment of debt	-	-	4	-
Other net realized gains (losses)	(3)	-	(3)	1
Total revenues	291	420	1,055	751

Expenses:
Losses and loss adjustment	20	98	82	92
Amortization of deferred acquisition costs	13	9	31	36
Operating	46	71	141	280
Interest	52	59	158	179
Expenses of consolidated variable interest entities:
Operating	2	2	6	8
Interest	10	10	30	34
Total expenses	143	249	448	629
Income (loss) before income taxes	148	171	607	122
Provision (benefit) for income taxes	(25)	39	58	4
Net income (loss)	$173	$132	$549	$118

Net income (loss) per common share:
Basic	$0.90	$0.68	$2.83	$0.61
Diluted	$0.80	$0.52	$2.62	$0.57

Weighted average number of common shares outstanding:
Basic	187,104,785	188,931,800	188,428,870	189,094,678
Diluted	188,424,318	192,581,064	191,616,723	193,031,189

MBIA INC. AND SUBSIDIARIES
ADJUSTED PRE-TAX INCOME (LOSS) RECONCILIATION(1)
(In millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Adjusted pre-tax income (loss)	$95	$(188)	$34	$(368)
Additions to adjusted pre-tax income (loss):
Impact of consolidating certain VIEs	32	20	50	18
Mark-to-market gains (losses) on insured credit derivatives	48	285	863	1,562
Subtractions from adjusted pre-tax income (loss):
Impairments on insured credit derivatives	27	(54)	340	1,090
Pre-tax income (loss)	$148	$171	$607	$122

STRUCTURED FINANCE & INTERNATIONAL INSURANCE (MBIA CORP.)
ADJUSTED PRE-TAX INCOME (LOSS) RECONCILIATION(1)
(In millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Adjusted pre-tax income (loss)	$(36)	$(167)	$(176)	$(357)
Additions to adjusted pre-tax income (loss):
Impact of consolidating certain VIEs	39	24	56	(39)
Mark-to-market gains (losses) on insured credit derivatives	48	285	863	1,562
Subtractions from adjusted pre-tax income (loss):
Impairments on insured credit derivatives	27	(54)	340	1,090
Pre-tax income (loss)	$24	$196	$403	$76

(1) A non-GAAP measure; please see Explanation of Non-GAAP Financial Measures.

MBIA INC. AND SUBSIDIARIES

Components of Adjusted Book Value per Share:
		As of September 30, 2014

			Structured
		U.S. Public	Finance and
		Finance	International	Advisory
		Insurance	Insurance	Services		Wind-down
		(National)	(MBIA Corp.)	(Cutwater)	Corporate	Operations	Consolidated
Reported Book Value per Share		$20.80	$4.64	$0.10	$(2.57)	$(2.88)	$20.09

	Reverse net unrealized (gains) losses included in OCI (after-tax)	0.10	0.05	-	(0.04)	(0.16)	(0.05)

	Add net unearned premium revenue (after-tax) (1) (2)	3.59	3.03	-	-	-	6.62

	Reverse cumulative net loss from consolidating certain VIEs (after-tax) (3)	-	0.19	-	-	-	0.19

	Reverse cumulative unrealized loss on insured credit derivatives (after-tax)	-	0.97	-	-	-	0.97

	Subtract cumulative impairments on insured credit derivatives (after-tax) (1)	-	(0.43)	-	-	-	(0.43)

Adjusted Book Value per Share (4)		$24.49	$8.45	$0.10	$(2.61)	$(3.04)	$27.39

		As of December 31, 2013

			Structured
		U.S. Public	Finance and
		Finance	International	Advisory
		Insurance	Insurance	Services		Wind-down
		(National)	(MBIA Corp.)	(Cutwater)	Corporate	Operations	Consolidated
Reported Book Value per Share		$19.83	$3.48	$0.12	$(2.89)	$(3.49)	$17.05

	Reverse net unrealized (gains) losses included in OCI (after-tax)	0.34	(0.06)	-	0.08	0.01	0.37

	Add net unearned premium revenue (after-tax) (1) (2)	4.15	3.55	-	-	-	7.70

	Reverse cumulative net loss from consolidating certain VIEs (after-tax) (3)	-	0.38	-	-	-	0.38

	Reverse cumulative unrealized loss on insured credit derivatives (after-tax)	-	3.87	-	-	-	3.87

	Subtract cumulative impairments on insured credit derivatives (after-tax) (1)	-	(1.59)	-	-	-	(1.59)

Adjusted Book Value per Share (4)		$24.32	$9.63	$0.12	$(2.81)	$(3.48)	$27.78

(1)	The discount rate on financial guarantee installment premiums was the risk-free rate as defined by the accounting principles for financial guarantee insurance contracts and the discount rate on insured derivative installment revenue and impairments was 5.0%.
(2)	The amounts consist of installment and upfront financial guarantee premiums, insured derivative revenue and deferred commitment/structuring fees, net of deferred acquisition costs.
(3)	Represents the impact on consolidated total equity of VIEs that are not considered a business enterprise of the Company.
(4)	A non-GAAP measure; please see Explanation of Non-GAAP Financial Measures.

INSURANCE OPERATIONS

Selected Financial Data Computed on a Statutory Basis
(Dollars in millions)

National Public Finance Guarantee Corporation

	September 30, 2014	December 31, 2013
Policyholders' surplus	$2,311	$2,086
Contingency reserves	1,109	1,172
Statutory capital	3,420	3,258

Unearned premium reserve	1,454	1,678
Present value of installment premiums (1)	215	226
Premium resources (2)	1,669	1,904

Net loss and loss adjustment expense reserves (1)	(8)	(87)
Salvage reserves	116	177
Gross loss and loss adjustment expense reserves	108	90
Total claims-paying resources	$5,197	$5,252

Net debt service outstanding	$375,637	$435,194

Capital ratio (3)	110:1	134:1

Claims-paying ratio (4)	81:1	95:1

MBIA Insurance Corporation (5)
	September 30, 2014	December 31, 2013
Policyholders’ surplus	$546	$403
Contingency reserves	316	422
Statutory capital	862	825

Unearned premium reserve	458	535
Present value of installment premiums (6)	724	850
Premium resources (2)	1,182	1,385

Net loss and loss adjustment expense reserves (6)	(242)	103
Salvage reserves	1,006	1,148
Gross loss and loss adjustment expense reserves	764	1,251
Total claims-paying resources	$2,808	$3,461

Net debt service outstanding	$82,408	$106,385

Capital ratio (3)	96:1	129:1

Claims-paying ratio (4)	34:1	36:1

(1)	At September 30, 2014 and December 31, 2013 the discount rate was 3.14%.
(2)	The amounts consist of financial guarantee premiums and insured derivative premiums.
(3)	Net debt service outstanding divided by statutory capital.
(4)

Net debt service outstanding divided by the sum of statutory capital, unearned premium reserve (after-tax), present value of installment premiums (after-tax), net loss and loss adjustment expense reserves and salvage reserves.

(5)	The table reflects MBIA Insurance Corporation including its subsidiary MBIA UK Limited.
(6)	At September 30, 2014 and December 31, 2013 the discount rate was 5.09%.

CONTACT:
MBIA Inc.
Media
Kevin Brown, +1-914-765-3648
or
MBIA Inc.
Investor Relations:
Greg Diamond, +1-914-765-3190